Exhibit 99.1

FOR IMMEDIATE RELEASE

October 24, 2011

CenterState Banks, Inc. Announces

Third Quarter 2011 Operating Results

(All dollar amounts are in thousands, except per share information)

DAVENPORT, FL. – October 24, 2011 – CenterState Banks, Inc. (NASDAQ: CSFL) reported a net loss for the third quarter 2011 of ($1,992) or ($0.07) per share, which included provision for loan loss expense of $5,005 and other credit related cost of $2,966.

The Company’s credit metrics improved during the current quarter, some of which are listed below.

	9/30/11	6/30/11
Total NPAs	$75,985	$78,029
NPAs as percentage of total assets	3.53%	3.62%
Total net charge-offs	$6,231	$12,472
Total net charge-offs *	$6,524	$12,179
Net charge-offs as percentage of average loans for the period on an annualized basis *	2.64%	4.72%
NPLs as percentage of total loans *	6.27%	6.50%
NPAs as percentage of total loans and OREO plus other repossessed assets *	7.56%	7.60%
Loans past due 30-89 days and still accruing interest as a percentage of total loans *	0.83%	0.99%

*	Excludes loans and OREO covered by FDIC loss share agreements.

During the current quarter, non performing asset (“NPA”) inflows were approximately $7,220 and the outflows were approximately $9,264. Outflows consist primarily of net charge offs, loan sales, OREO (“repossessed real estate”) sales, and OREO valuation write downs. Inflows consist primarily of additions of new nonaccrual loans net of any prior nonaccrual loans returning to accrual status and also net of any principal pay-downs or pay-offs. The table below summarizes the approximate NPA inflows and outflows during the quarters presented.

	3Q11	2Q11	1Q11	4Q10	3Q10	2Q10	1Q10	4Q09
Inflows	$7,220	$14,828	$16,927	$20,560	$28,871	$9,945	$11,254	$20,708
Outflows	(9,264)	(19,133)	(13,117)	(10,863)	(23,887)	(5,642)	(5,166)	(6,575)

net change (decr)/incr	($2,044)	($4,305)	$3,810	$9,697	$4,984	$4,303	$6,088	$14,133

NPA balance qrt end	$75,985	$78,029	$82,334	$78,524	$68,827	$63,843	$59,540	$53,452

Net interest margin (“NIM”) contracted by 4 basis points (“bps”) to 3.69% in 3Q11 compared to 3.73% reported in 2Q11. The cost of interest bearing liabilities decreased 5 bps, about what was expected. There were significant declines in yields and interest income on taxable securities and federal funds sold due to the current low interest rate environment and recent actions by the Fed. These decreases were partially offset by increased yields on loans covered by FDIC loss share agreements. These loans are accounted for pursuant to SOP 03-3 (ASC Topic 310-30). During the current quarter, management estimated that future expected losses appear to be less than originally estimated and as such future expected cash flows are now estimated to be higher than previously estimated. Higher future expected cash flows are accreted into interest income over the expected lives of the loans increasing their yields from an average of 5.51% in 2Q11 to 6.21% in 3Q11. Management reviews actual and expected cash flows in this portfolio on a quarterly basis and makes judgments with regard to actual versus expected losses, actual versus expected cash flows, potential impairments and potential adjustments to future accretable yields.

During September, the Company completed the integration of the three failed institutions acquired from the FDIC during the third quarter of 2010 into its lead bank. The first of the three was converted into the lead bank’s core system during June, the second was converted in July and the third in September. As discussed in prior quarters, the FDIC acquired banks as well as other activities, have elevated the Company’s operating expenses (excluding correspondent banking division expenses and credit cost), which have increased each quarter during a six quarter period, much of which, but not all, is temporary in nature. The Company reported a decrease in these expenses in 2Q11 versus 1Q11 and a continued decrease in 3Q11 compared to 2Q11. The Company expects to continue to realize increased efficiencies in the fourth quarter of this year and into 2012. Refer to “all other non interest expenses” in the table below.

The Company previously announced its pending acquisition of Federal Trust Bank in Sanford, Florida. The transaction will result in the acquisition of approximately $200 million of deposits and approximately $165 of performing loans. The Company is purchasing the performing loans for 73% of their unpaid outstanding legal balance, and will have a one year period to put back any loan that becomes 30 days past due, or adversely classified. The Company is not paying a premium for the assumption of the deposits. Branch locations will be purchased based on a current real estate appraisal. The Company expects to acquire five of the existing eleven branches. The Company expects to recognize a substantial bargain purchase gain when the transaction closes, which is expected to occur in November 2011.

Capital levels continue to remain strong, with Tier 1 Leverage Capital and Tangible Common Equity ratios of approximately 10.3% and 9.8%, respectively.

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Interest income	$19,837	$20,705	$20,377	$19,473	$19,106
Interest expense	2,881	3,166	3,403	3,866	4,343

Net interest income	16,956	17,539	16,974	15,607	14,763
Provision for loan losses	(5,005)	(11,645)	(11,276)	(5,056)	(16,448)

Net interest income (loss) after loan loss provision	11,951	5,894	5,698	10,551	(1,685)
Income from correspondent banking and bond sales division	7,999	5,759	4,470	7,140	11,828
Gain on sale of securities available for sale	205	3,120	9	3,808	151
Bargain purchase gains on bank acquisitions	—	—	11,129	—	1,377
All other non interest income	4,041	4,339	5,298	4,231	3,766
Credit related expenses	(2,966)	(2,862)	(3,561)	(1,617)	(2,400)
Acquisition related expenses	(579)	(469)	(401)	—	(769)
Correspondent banking division expenses	(6,806)	(5,732)	(4,978)	(6,689)	(9,249)
All other non interest expense	(16,436)	(17,466)	(17,709)	(17,166)	(15,112)

(Loss) income before income tax	(2,591)	(7,417)	(45)	258	(12,093)
Income tax benefit	599	3,071	210	178	4,422

NET LOSS (INCOME)	$(1,992)	$(4,346)	$165	$436	$(7,671)

Net (loss) income available to common shareholders	$(1,992)	$(4,346)	$165	$436	$(7,671)

(Loss) earnings per share (basic)	$(0.07)	$(0.14)	$0.01	$0.01	$(0.27)
(Loss) earnings per share (diluted)	$(0.07)	$(0.14)	$0.01	$0.01	$(0.27)
Average common shares outstanding (basic)	30,039,329	30,037,556	30,020,035	30,004,761	28,789,008
Average common shares outstanding (diluted)	30,039,329	30,037,556	30,047,618	30,067,639	28,789,008
Common shares outstanding at period end	30,039,332	30,039,092	30,035,292	30,004,761	30,004,761
PTPP earnings (note 2)	$5,754	$4,439	$4,055	$3,123	$5,996
PTPP earnings per share (diluted) (note 1)	$0.19	$0.15	$0.13	$0.10	$0.21

Note 1:	PTPP earnings per share means, PTPP as defined in note 2 below divided by the average number of diluted common shares outstanding.
Note 2:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that means income (loss) before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition the Company also excluded other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non recurring items as listed in the table below.

	$1,148	$1,148	$1,148	$1,148	$1,148
Quarterly condensed PTPP reconciliation (unaudited)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
(Loss) income before income tax	$(2,591)	$(7,417)	$(45)	$258	$(12,093)
exclude provision for loan losses	5,005	11,645	11,276	5,056	16,448
exclude other credit related costs	2,966	2,862	3,561	1,617	2,400
exclude gain on sale of AFS securities	(205)	(3,120)	(9)	(3,808)	(151)
exclude non recurring items:
bargain purchase gain	—	—	(11,129)	—	(1,377)
Acquisition related expenses	579	469	401	—	769

PTPP earnings	$5,754	$4,439	$4,055	$3,123	$5,996

The Company’s condensed quarterly correspondent banking and bond sales segment is presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Net interest income	$1,082	$1,113	$662	$974	$1,148
Total non interest income (note 3)	8,574	6,305	4,984	7,576	12,358
Total non interest expense (note 4)	(6,806)	(5,732)	(4,978)	(6,689)	(9,249)
Income tax provision	(1,073)	(634)	(251)	(700)	(1,564)

Net income	$1,777	$1,052	$417	$1,161	$2,693

Contribution to diluted earnings per share	$0.06	$0.04	$0.01	$0.04	$0.09

Note 3:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $7,999, $5,759, $4,470, $7,140 and $11,828 for 3Q11, 2Q11, 1Q11, 4Q10 and 3Q10, respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
Note 4:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division.

Net Interest Margin (“NIM”)

As discussed above, the NIM contracted by 4 bps between sequential quarters, primarily due to lower yields on taxable securities, federal funds sold and other investments. This was partially offset by higher yields on loans covered by FDIC loss share agreements accounted for pursuant to ASC Topic 310-30 (SOP 03-3). Cost of interest bearing deposits, as well as total interest bearing liabilities, both decreased by 5 bps between sequential quarters. The tables below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year. The second table below also lists selected financial ratios for the last five quarters.

Yield and Cost table (unaudited)
	3Q11			2Q11			3Q10
	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)* (note 1)	$991,217	$13,549	5.42%	$1,032,592	$13,885	5.39%	$918,553	$12,786	5.52%
Covered loans (note 2)	176,275	2,759	6.21%	184,413	2,532	5.51%	127,641	1,645	5.11%
Taxable securities	422,641	3,132	2.94%	513,132	3,945	3.08%	588,154	4,203	2.84%
Tax -exempt securities (TEY)	36,229	521	5.71%	35,132	500	5.71%	35,969	531	5.86%
Fed funds sold and other	230,716	188	0.32%	153,840	165	0.43%	125,572	127	0.40%

Tot. interest earning assets(TEY)	$1,857,078	$20,149	4.30%	$1,919,109	$21,027	4.39%	$1,795,889	$19,292	4.26%

Interest bearing deposits	$1,353,164	$2,731	0.80%	$1,399,653	$2,982	0.85%	$1,292,668	$4,085	1.25%
Fed funds purchased	67,540	9	0.05%	82,118	12	0.06%	90,368	23	0.10%
Other borrowings	18,527	37	0.79%	23,613	69	1.17%	35,059	123	1.39%
Corporate debentures	12,500	104	3.30%	12,500	103	3.31%	12,500	112	3.55%

Total interest bearing liabilities	$1,451,731	$2,881	0.79%	$1,517,884	$3,166	0.84%	$1,430,595	$4,343	1.20%

Net Interest Spread (TEY)			3.52%			3.55%			3.06%

Net Interest Margin (TEY)			3.69%			3.73%			3.30%

*TEY	= tax equivalent yield
Note 1:	loans not covered by FDIC loss share agreements
Note 2:	loans covered by FDIC loss share agreements, and accounted for pursuant to ASC Topic 310-30.

Selected financial ratios (unaudited)
As of or for the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Return on average assets (annualized)	(0.37)%	(0.80)%	0.03%	0.08%	(1.49)%
Return on average equity (annualized)	(3.17)%	(6.87)%	0.27%	0.68%	(11.93)%
Yield on average loans (note 1)	5.54%	5.41%	5.48%	5.20%	5.47%
Yield on average investments (note 1)	2.21%	2.63%	2.50%	2.55%	2.57%
Yield on average interest earning assets	4.24%	4.33%	4.36%	4.14%	4.22%
Yield on average interest earning assets (note 1)	4.30%	4.39%	4.41%	4.18%	4.26%
Cost of average interest bearing deposits	0.80%	0.85%	0.91%	1.06%	1.25%
Cost of average borrowings	0.60%	0.62%	0.69%	0.80%	0.74%
Cost of average interest bearing liabilities (note 2)	0.79%	0.84%	0.90%	1.04%	1.20%
Net interest margin (note 1)	3.69%	3.73%	3.68%	3.36%	3.30%
Loan / deposit ratio	64.9%	67.6%	67.2%	67.0%	65.6%
Stockholders equity (to total assets)	11.6%	11.6%	11.4%	12.3%	12.1%
Common tangible equity (to total tangible assets)	9.8%	9.8%	9.6%	10.4%	10.3%
Tier 1 capital (to average assets)	10.3%	10.1%	10.0%	10.3%	10.9%
Efficiency ratio (note 3)	90%	94%	98%	94%	88%
Common equity per common share	$8.32	$8.33	$8.42	$8.41	$8.57
Common tangible equity per common share	$6.92	$6.92	$7.00	$7.01	$7.16

note 1:	Tax equivalent basis.
note 2:	Does not include non interest bearing checking accounts.
note 3:	Efficiency ratio is equal to (non-interest expense less nonrecurring items) divided by (net interest income plus non-interest income less nonrecurring items). Gain on the sale of available for sale securities is considered a nonrecurring item for the purposes of this ratio in the above table.

Loan portfolio mix and covered loans

Approximately 14.7% of the Company’s loans, or $171,193, is covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

In addition, approximately 8.3% of the Company’s loans, or $97,048, are subject to a two year put back option, commencing January 20, 2011, with TD Bank, N.A., so that if any of these loans become 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loan to TD Bank.

Approximately 77% of the Company’s loans, or $894,677, is not covered by FDIC loss sharing agreements or subject to a put back option with TD Bank, N.A. The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)
At quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Loans not covered by FDIC loss share agreements
Real estate loans
Residential	$259,829	$261,773	$259,327	$255,571	$252,867
Commercial	466,860	484,897	500,512	410,162	414,383
Construction, development and land loans	95,894	101,606	107,179	109,380	107,028

Total real estate loans	822,583	848,276	867,018	775,113	774,278
Commercial loans	117,900	113,030	116,424	100,906	83,715
Consumer and other loans, (note 1)	1,633	2,287	2,599	3,264	4,414
Consumer and other loans	50,283	51,287	53,990	52,115	57,445

Total loans before unearned fees and costs	992,399	1,014,880	1,040,031	931,398	919,852
Unearned fees and costs	(674)	(665)	(720)	(728)	(716)

Total loans not covered by FDIC loss share agreements	991,725	1,014,215	1,039,311	930,670	919,136

Loans covered by FDIC loss share agreements
Real estate loans
Residential	102,852	105,249	106,655	110,586	118,690
Commercial	56,839	58,867	65,975	68,286	73,318
Construction, development and land loans (note 2)	8,686	11,771	12,217	13,653	11,280

Total real estate loans	168,377	175,887	184,847	192,525	203,288
Commercial loans	2,816	4,095	4,861	5,760	6,394

Total loans covered by FDIC loss share agreements	171,193	179,982	189,708	198,285	209,682

Total Loans	$1,162,918	$1,194,197	$1,229,019	$1,128,955	$1,128,818

Note 1:	Consumer loans acquired pursuant to three FDIC assisted transactions of failed financial institutions during the third quarter of 2010. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.
Note 2:	Single family residential lot loans were reclassified from residential real estate to construction, development and land loan category during the fourth quarter of 2010.

Credit quality and allowance for loan losses

During the current quarter, excluding loans covered by FDIC loss share agreements, the Company recorded a charge of $4,985 to loan loss provision (expense) and charged-off (net of recoveries) $6,524 or 0.66% of average outstanding loans during the quarter (2.64% of average loans on an annualized basis). With regard to loans covered by FDIC loss share agreements, the Company recorded a charge of $20 to loan loss provision (expense) and recorded a recovery of $293 of a previous charge-off. See the table “Allowance for loan losses” on the following page for additional information.

The allowance for loan losses (“ALLL”) was $26,192 at September 30, 2011 compared to $27,418 at June 30, 2011, a decrease of $1,226. This decrease is the result of a $8 decrease in general loan loss allowance, a $1,531 decrease in specific loan loss allowance related to impaired loans and a $313 increase in loan loss allowance related to certain loan pools of FDIC covered loans accounted for pursuant to ASC Topic 310-30 (SOP03-3). The changes in the Company’s ALLL components between September 30, 2011 and June 30, 2011 are summarized in the table below.

	Sept 30, 2011			June 30, 2011			increase (decrease)
	loan balance	ALLL balance	%	loan balance	ALLL balance	%	loan balance	ALLL balance
Impaired loans	$74,680	$739	0.99%	$73,307	$2,270	3.10%	$1,373	($1,531)	-211bps
Non impaired loans	819,997	25,140	3.07%	836,136	25,148	3.01%	(16,139)	(8)	6 bps
TD loans (note 1)	97,048	—		104,772	—		(7,724)	—

Loans (note 2)	991,725	25,879	2.61%	1,014,215	27,418	2.70%	(22,490)	(1,539)	-9 bps
Covered loans (note 3)	171,193	313		179,982	—		(8,789)	313

Total loans	$1,162,918	$26,192	2.25%	$1,194,197	$27,418	2.30%	($31,279)	($1,226)	-5 bps

Note 1:	Performing loans purchased from TD Bank subject to a two year put back option commencing on January 20, 2011, such that if any of these loans become 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loans to TD Bank.
Note 2:	Total loans not covered by FDIC loss share agreements.
Note 3:	Loans covered by FDIC loss share agreements. Eighty percent of any losses in this portfolio will be reimbursed by the FDIC and recognized as FDIC Indemnification income and included in non interest income within the Company’s condensed consolidated statement of operations.

Although the general loan loss allowance (non impaired loans) decreased by $8, due to a decrease in overall non impaired loan balance, the allowance as a percentage of non impaired loan balance outstanding increased by 6 bps, from 3.01% to 3.07%, which is a reflection of changes in historical charge off rates, changes in current environmental factors and changes in the loan portfolio mix. Currently, there is no general loan loss allowance associated with the performing loans purchased from TD Bank for the reasons described in note 1 above.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss sharing agreement on a loan by loan basis. The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans during the current quarter, which is the primary reason for the decrease in specific allowance during the current quarter, and for the appearance of low specific reserves on impaired loans overall. The Company’s impaired loans have been written down by $17,425 to $74,680 ($73,941 when the $739 specific allowance is considered) from their legal unpaid principal balance outstanding of $92,105. As such, in the aggregate, our total impaired loans have been written down to approximately 80% of their legal unpaid principal balance.

Any losses in loans covered by FDIC loss share agreements, as described in note 3 above, are reimbursable from the FDIC to the extent of 80% of any losses. These loans are being accounted for pursuant to ASC Topic 310-30. Loan pools in this portfolio are evaluated for impairment each quarter. If a pool is impaired, an allowance for potential loan loss is recorded.

Management believes the Company’s allowance for loan losses was adequate at September 30, 2011. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Loans not covered by FDIC loss share agreements
Allowance at beginning of period	$27,418	$28,245	$26,267	$28,012	$24,191
Charge-offs	(7,186)	(12,303)	(9,458)	(6,912)	(12,704)
Recoveries	662	124	160	111	77

Net charge-offs	(6,524)	(12,179)	(9,298)	(6,801)	(12,627)
Provision for loan losses	4,985	11,352	11,276	5,056	16,448

Allowance at end of period for loans not covered by FDIC loss share agreements	$25,879	$27,418	$28,245	$26,267	$28,012

Loans covered by FDIC loss share agreements
Allowance at beginning of period	$—	$—	$—	$—	$—
Charge-offs	—	(293)	—	—	—
Recoveries	293	—	—	—	—

Net charge-offs	293	(293)	—	—	—
Provision for loan losses	20	293	—	—	—

Allowance at end of period for loans covered by FDIC loss share agreements	$313	$—	$—	$—	$—

Total allowance at end of period	$26,192	$27,418	$28,245	$26,267	$28,012

The $6,524 net charge-off recorded on loans not covered by FDIC loss share agreements during the current period related to the following types of loans:

net charge-offs during the quarter ended September 30, 2011
(unaudited)
Residential real estate loans	$997
Commercial real estate loans	3,053
Construction, development, land loans	1,936
Commercial non real estate loans	223
Consumer and other loans	315

Total net charge-offs	$6,524

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. Non performing loans as a percentage of total loans not covered by FDIC loss share agreements were 6.27% at September 30, 2011 compared to 6.50% at June 30, 2011.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreements; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreements), were $75,985 at September 30, 2011, compared to $78,029 at June 30, 2011. Non performing assets as a percentage of total assets was 3.53% at September 30, 2011 compared to 3.62% at June 30, 2011. Non performing assets as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 7.56% at September 30, 2011 compared to 7.60% at June 30, 2011.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Non accrual loans (note 1)	$61,990	$65,658	$71,631	$62,553	$55,921
Past due loans 90 days or more and still accruing interest (note 1)	207	301	—	3,200	478

Total non performing loans (“NPLs”) (note 1)	62,197	65,959	71,631	65,753	56,399
Other real estate owned (OREO) (note 1)	12,061	11,284	10,222	12,239	11,861
Repossessed assets other than real estate (note 1)	1,727	786	481	532	567

Total non performing assets (“NPAs”) (note 1)	$75,985	$78,029	$82,334	$78,524	$68,827
Non performing loans as percentage of total loans not covered by FDIC loss share agreements	6.27%	6.50%	6.89%	7.07%	6.14%
Non performing assets as percentage of total assets	3.53%	3.62%	3.70%	3.81%	3.24%
Non performing assets as percentage of loans and OREO plus other repossessed assets (note 1)	7.56%	7.60%	7.84%	8.32%	7.39%
Net charge-offs (recoveries)	$6,231	$12,472	$9,298	$6,801	$12,627
Net charge-offs (recoveries) (note 1)	$6,524	$12,179	$9,298	$6,801	$12,627
Net charge-offs as a percentage of average loans for the period (note 1)	0.66%	1.18%	0.91%	0.72%	1.37%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	2.64%	4.72%	3.64%	2.85%	5.48%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	0.83%	0.99%	1.66%	1.96%	1.50%
Allowance for loan losses as percentage of NPLs (note 1)	42%	42%	39%	40%	50%

Trouble debt restructure (“TDRs”) (note 2)	$16,243	$18,603	$21,176	$22,322	$23,428
Impaired loans that were not TDRs	58,437	54,704	62,626	64,655	57,666

Total impaired loans	74,680	73,307	83,802	86,977	81,094
Loans acquired pursuant to TD transaction (note 3)	97,048	104,772	114,737	—	—
All other non impaired loans	819,997	836,136	840,772	843,693	838,042

Total loans not covered by FDIC loss share agreements	991,725	1,014,215	1,039,311	930,670	919,136
Total loans covered by FDIC loss share agreements	171,193	179,982	189,708	198,285	209,682

Total loans	$1,162,918	$1,194,197	$1,229,019	$1,128,955	$1,128,818

Allowance for loan losses for loans not covered by FDIC loss share agreements
Specific loan loss allowance- impaired loans	$739	$2,270	$4,492	$3,194	$5,225
General loan loss allowance- TD transaction	—	—	—	—	—
General loan loss allowance- all other non impaired	25,140	25,148	23,753	23,073	22,787

Total allowance for loan losses	$25,879	$27,418	$28,245	$26,267	$28,012

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	0.99%	3.10%	5.36%	3.67%	6.44%
Loans acquired pursuant to TD transaction (note 3)	—	—	—	—	—
All other non impaired loans (note 1)	3.07%	3.01%	2.83%	2.73%	2.72%

Total loans (note 1)	2.61%	2.70%	2.72%	2.82%	3.05%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	We have approximately $16,243 of TDRs. Of this amount $7,131 are performing pursuant to their modified terms, and $9,112 are not performing and have been placed on non accrual status and included in our non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

Note 3:	Performing loans purchased from TD Bank, N.A. during the first quarter of 2011. The performing loans were selected by CenterState and are subject to a two year put back option. If any loan in this category becomes past due 30 days or is adversely classified pursuant to bank regulatory guidelines, CenterState has the option to put it back to TD Bank, N.A. anytime during a two year period beginning as of the January 20, 2011 purchase date. The Company has not allocated any loan loss allowance to this group of loans.

As shown in the table above, the largest component of non performing assets is non accrual loans. As of September 30, 2011 the Company had reported a total of 302 non accrual loans with an aggregate book value of $61,990 compared to June 30, 2011 when 313 non accrual loans with an aggregate book value of $65,658 was reported. This is reflective of the economy in general and specifically the significantly devalued real estate market in Florida. Non accrual loans at September 30, 2011 are further delineated by collateral category and number of loans in the table below.

collateral category (unaudited)	total amount	percentage of total non accrual loans	number of non accrual loans in category
Residential real estate loans	$19,213	31%	120
Commercial real estate loans	29,261	47%	70
Construction, development and land loans	11,376	18%	60
Non real estate commercial loans	1,810	3%	29
Non real estate consumer and other loans	330	1%	23

Total non accrual loans at September 30, 2011	$61,990	100%	302

The second largest component of non performing assets after non accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At September 30, 2011, total OREO was $21,695. Of this amount, $9,634 was acquired pursuant to the acquisition of three failed financial institutions during the third quarter of 2010. The acquired OREO is covered by FDIC loss sharing agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provide for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $12,061 at September 30, 2011. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. The current carrying value represents approximately 52% of the unpaid legal balance of the related loan when the asset was repossessed. OREO is further delineated in the table below.

(unaudited) Description of repossessed real estate	carrying amount at Sept 30, 2011
27 single family homes	$2,778
2 mobile homes with land	153
42 residential building lots	1,880
18 commercial buildings	4,890
Land / various acreages	2,360

Total, excluding OREO covered by FDIC loss share agreements	$12,061

Deposit activity

During the current quarter, time deposits decreased by $27,693 and non time deposits increased by $53,696, of which most relates to money market deposits. The cost of deposits decreased in each deposit category except for time deposits which remained the same at approximately 1.51%. Time deposits as a percentage of total deposits decreased from 35% to 33%, contributing to the overall decline in cost of total deposits, which decreased 5 bps to 0.62%. Cost of total interest bearing deposits also decreased 5 bps to 0.80%. A summary of the deposit mix over the previous five quarters is presented in the table below.

Deposit mix (unaudited)
At quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Checking accounts
Non interest bearing	$402,683	$395,775	$378,395	$323,224	$330,255
Interest bearing	310,723	310,533	310,660	282,405	253,950
Savings deposits	206,053	209,966	209,690	198,428	196,950
Money market accounts	288,892	238,381	275,729	223,724	221,002
Time deposits	583,587	611,280	653,428	657,813	718,148

Total deposits	$1,791,938	$1,765,935	$1,827,902	$1,685,594	$1,720,305

Non time deposits as percentage of total deposits	67%	65%	64%	61%	58%
Time deposits as percentage of total deposits	33%	35%	36%	39%	42%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
At quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Cash and due from banks	$19,119	$19,176	$19,542	$23,251	$41,447
Fed funds sold and Fed Res Bank deposits	163,745	230,322	146,275	154,264	85,312
Trading securities	—	1,249	2,192	2,225	1,581
Investments securities, available for sale	557,129	455,131	575,098	500,927	619,282
Loans held for sale	664	899	168	673	1,810
Loans covered by FDIC loss share agreements	171,193	179,982	189,708	198,285	209,682
Loans not covered by FDIC loss share agreements	991,725	1,014,215	1,039,311	930,670	919,136
Allowance for loan losses	(26,192)	(27,418)	(28,245)	(26,267)	(28,012)
FDIC indemnification assets	53,820	58,544	60,122	59,456	58,533
Premises and equipment, net	88,995	88,015	86,652	84,982	74,484
Goodwill	38,035	38,035	38,035	38,035	38,035
Core deposit intangible	4,187	4,382	4,582	3,921	4,092
Bank owned life insurance	28,141	27,914	27,678	27,440	27,190
OREO covered by FDIC loss share agreements	9,634	9,696	11,332	11,104	9,405
OREO not covered by FDIC loss share agreements	12,061	11,284	10,222	12,239	11,861
Other assets	41,549	45,100	42,839	41,719	49,210

TOTAL ASSETS	$2,153,805	$2,156,526	$2,225,511	$2,062,924	$2,123,048

Deposits	$1,791,938	$1,765,935	$1,827,902	$1,685,594	$1,720,305
Federal funds purchased	61,343	87,435	92,111	68,495	72,859
Other borrowings	29,982	34,152	34,022	41,289	46,716
Other liabilities	20,506	18,718	18,489	15,297	26,076
Common stockholders equity	250,036	250,286	252,987	252,249	257,092

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,153,805	$2,156,526	$2,225,511	$2,062,924	$2,123,048

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Federal funds sold and other	$230,716	$153,840	$143,464	$159,957	$125,572
Security investments	458,870	548,264	540,601	556,076	624,123
Loans covered by FDIC loss share agreements	176,275	184,413	194,503	203,234	127,641
Loans not covered by FDIC loss share agreements	991,217	1,032,592	1,018,009	946,747	918,553
Allowance for loan losses	(29,009)	(26,549)	(26,614)	(28,700)	(25,916)
All other assets	287,483	286,908	294,991	272,980	278,149

TOTAL ASSETS	$2,115,552	$2,179,468	$2,164,954	$2,110,294	$2,048,122

Deposits- interest bearing	$1,353,164	$1,399,653	$1,422,934	$1,365,362	$1,292,668
Deposits- non interest bearing	406,455	392,504	354,036	347,046	331,507
Federal funds purchased	67,540	82,118	77,311	74,981	90,368
Other borrowings	31,027	36,113	37,171	39,992	47,559
Other liabilities	8,374	15,172	21,814	27,308	30,958
Stockholders equity	248,992	253,908	251,688	255,605	255,062

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,115,552	$2,179,468	$2,164,954	$2,110,294	$2,048,122

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Service charges on deposit accounts	$1,629	$1,417	$1,556	$1,909	$1,713
Income from correspondent banking and bond sales division	7,999	5,759	4,470	7,140	11,828
Commissions from sale of mutual funds and annuities	557	322	439	335	318
Debit card and ATM fees	713	714	656	565	458
Loan related fees	199	306	165	159	128
BOLI income	227	235	239	250	220
Trading securities revenue	130	106	161	174	249
Gain on sale of securities available for sale	205	3,120	9	3,808	151
FDIC indemnification asset – amortization of discount rate	(225)	(47)	468	373	225
FDIC indemnification income	256	585	1,136	—	—
Other correspondent banking related fees	434	430	339	251	362
Other service charges and fees	121	271	139	215	93

Subtotal	$12,245	$13,218	$9,777	$15,179	$15,745
Bargain purchase gains related to acquisitions	—	—	11,129	—	1,377

Total non interest income	$12,245	$13,218	$20,906	$15,179	$17,122

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Employee salaries and wages	$12,621	$11,246	$10,572	$11,947	$13,544
Employee incentive/bonus compensation accrued	600	594	612	938	1,020
Employee stock based compensation expense	158	182	195	181	180
Deferred compensation expense	114	115	116	120	97
Health insurance and other employee benefits	483	831	833	659	311
Payroll taxes	618	649	933	578	642
401K employer contributions	231	230	279	191	211
Other employee related expenses	231	104	92	162	179
Incremental direct cost of loan origination	(112)	(131)	(126)	(144)	(175)

Total salaries, wages and employee benefits	$14,944	$13,820	$13,506	$14,632	$16,009

Occupancy expense	2,036	2,114	2,094	2,084	1,633
Depreciation of premises and equipment	1,016	996	999	918	971
Supplies, stationary and printing	314	366	304	345	248
Marketing expenses	611	760	728	732	615
Data processing expenses	848	1,625	1,292	865	726
Legal, auditing and other professional fees	559	623	694	828	785
Bank regulatory related expenses	617	645	800	868	819
Postage and delivery	293	200	231	302	198
ATM and debit card related expenses	335	424	316	334	365
Amortization of CDI	194	201	190	172	142
Loss (gain) on sale of repossessed real estate (“OREO”)	307	(463)	518	579	153
Valuation write down of repossessed real estate (“OREO”)	1,389	1,235	2,035	368	1,273
Loss on repossessed assets other than real estate	218	82	21	54	171
Foreclosure and repossession related expenses	1,052	2,008	987	616	803
Internet and telephone banking	324	282	156	236	132
Visa/Mastercard processing expenses	35	35	35	145	82
Put back option amortization expense	109	110	73	—	—
Operational write-offs and losses	166	120	121	265	296
Correspondent account and Federal Reserve charges	118	120	118	114	83
Conferences, seminars, education and training	134	122	74	252	236
Director fees	71	66	68	83	92
Travel expenses	30	40	37	91	224
Other expenses	488	529	851	589	705

Subtotal	$26,208	$26,060	$26,248	$25,472	$26,761
Merger and acquisition related expenses	579	469	401	—	769

Total non interest expense	$26,787	$26,529	$26,649	$25,472	$27,530

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	3Q11	2Q11	3Q10

Interest income, as reported (GAAP)	$19,837	$20,705	$19,106
tax equivalent adjustments	312	322	186

Interest income (tax equivalent)	$20,149	$21,027	$19,292

Net interest income, as reported (GAAP)	$16,956	$17,539	$14,763
tax equivalent adjustments	312	322	186

Net interest income (tax equivalent)	$17,268	$17,861	$14,949

	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Total stockholders’ equity (GAAP)	$250,036	$250,286	$252,987	$252,249	$257,092
Goodwill	(38,035)	(38,035)	(38,035)	(38,035)	(38,035)
Core deposit intangible	(4,187)	(4,382)	(4,582)	(3,921)	(4,092)

Tangible common equity	$207,814	$207,869	$210,370	$210,293	$214,965

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its two subsidiary banks with 52 full service branch banking locations in 14 counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2010, and otherwise in our SEC reports and filings.